Exhibit 10.1
AMENDMENT TO
THE ESTEE LAUDER COMPANIES RETIREMENT GROWTH ACCOUNT PLAN

The Estee Lauder Companies Retirement Growth Account Plan, as amended and restated effective as of January 1, 2019 (the “RGA Plan”), is hereby further amended, effective as of May 31, 2022, to add the following new Section 1.6 to the end of Appendix CC (“Provisions Governing Certain Employees of Alzheimer’s Drug Discovery Foundation”):
SECTION 1.6    CESSATION OF STATUS AS EMPLOYER
    ADDF shall withdraw from and shall cease to be an Employer under the Plan effective as of May 31, 2022, and all Plan benefit accruals for ADDF Employees shall cease as of such date. Without limiting the foregoing,
(a)    Each ADDF Employee who has become a Participant in the Plan shall cease to be eligible for Retirement Account credits under Section 5.2 of the Plan after May 31, 2022 (eligibility for such credits for Plan Years beginning prior to such date shall be determined in accordance with the otherwise applicable provisions of the Plan), but shall remain eligible for Retirement Account credits under Section 5.4 of the Plan based on the Periodic Adjustment Percentage until the last date as of which a Retirement Account balance is maintained for such Participant.
(b)    For all purposes under the Plan, each ADDF Employee shall be treated as having terminated employment with the Employer as of May 31, 2022 or, if earlier, the date the ADDF Employee terminated employment with ADDF.
(c)    This Plan shall remain responsible for the payment of all Plan benefits accrued on behalf of ADDF Employees, which benefits shall be payable in accordance with the applicable provisions of the Plan. For Plan valuation purposes, such benefits shall be assigned to the same Group as includes Estee Lauder.